Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2010 SALES

Total sales increased 12.8% to $622.5 million for the full fiscal year

Comparable store sales decreased 11.4% in the fourth quarter and 1.8% for the full year

Annual EPS expected to approximate $1.30

SAVANNAH, GA (February 3, 2011) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the fourth quarter and fiscal year ended January 29, 2011.

Total sales in the 13-week period ended January 29, 2011 increased 1.3% to $172.0 million compared with $169.8 million in the 13-week period ended January 30, 2010.  Comparable store sales decreased 11.4% in the fourth quarter.  By month, comparable store sales were down 2.6% in November, 10.7% in December and 23.5% in January.  The decline in December was due largely to a delay of the government’s distribution of extended unemployment benefits until just before Christmas, a significant shortfall in sales of long denim, and a heavy promotional environment that included going-out-of-business sale events by a competitor.  Similar to fiscal 2008 and 2009, January sales were negatively impacted by a continued shift of income tax refunds due to a lack of refund anticipation loan availability for the Company’s customers.  Comparable store sales began to decline 40% to 50% in the third week of January and continued at that pace until the Internal Revenue Service began sending refunds on January 28, 2011.  Since that date, customers have begun shopping Citi Trends’ stores with their refund money and we anticipate an improvement in the sales trend in February.

For the year, total sales increased 12.8% to $622.5 million compared with $551.9 million in fiscal 2009.  Comparable store sales decreased 1.8% for the full year.

The Company stated that, although the year-end closing process has just begun, based on the negative fourth quarter comparable store sales results and the impact from clearance markdowns needed to keep inventory clean and current, earnings are expected to be approximately $1.30 per diluted share for the full year.

The Company will report complete financial results for its fourth quarter and fiscal 2010 before the market opens on March 11, 2011.  Citi Trends will host a conference call on the same day at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2901.  A replay of the conference call will be available until March 18, 2011, by dialing (402) 977-9140 and entering the passcode, 21510236.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, on March 11, 2011, beginning at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue until March 18, 2011.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 461 stores located in 27 states.  Citi Trends’ website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	David Alexander	Bruce Smith
	Citi Trends, Inc.	Citi Trends, Inc.
	President and Chief Executive Officer	Chief Financial Officer
	(912) 443-3924	(912) 443-2075

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